090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number 20110647164-22
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/02/2011 3:45 AM
	Entity Number E0470912009-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Citadel EFT Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been deleted in its entirety and replaced with Exhibit A attached hereto regarding changes in authorized capital.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 81,880,000

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO
ARTICLES OF INCORPORATION
OF
CITADEL EFT INC.

Pursuant to the provisions of the Nevada Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1. The name of the corporation is:

CITADEL EFT INC.

2. The following amendment to the Articles of Incorporation was approved by the directors on the 1st day of September, 2011, and thereafter duly adopted by the shareholders of the Corporation on the 1st day of September, 2011. There were 84,213,960 shares of common stock issued and outstanding as of September 1, 2011.

- Classes and Shares Authorized under ARTICLE III of the Articles of Incorporation shall be deleted in its entirety and classes and shares authorized under ARTICLE III shall be as follows:

"Classes and Shares Authorized. The authorized capital stock of the corporation shall be 1,000,000,000 shares of Common Stock, $0.00001 par value, and 100,000,000 shares of Preferred Stock, $0.00001 par value. No stockholder shall have pre-emptive rights. The Board of Directors may increase or decrease the number of issued and outstanding shares of authorized capital stock with or without correspondingly increasing or decreasing the number of authorized shares of the same class or series."

3. The number of shares of common stock outstanding at the time of the adoption of the amendment was 84,213,960. The total number of shares of common stock voting in favor of such amendment was 39,849,505.

4. The effective date of this Amendment to the Articles of Incorporation shall be upon filing.